Exhibit 35.2

ANNUAL COMPLIANCE CERTIFICATE

Comenity Servicing LLC (the “Servicer”) hereby certifies as of December 31, 2013 as follows:

1.
The undersigned has reviewed, for the period beginning January 1, 2013 and ending December 31, 2013: (a) the activities of the Servicer as they related to the Fourth Amended and Restated Service Agreement, effective as of March 1, 2011, between the Servicer, as assignee of ADS Alliance Data Systems, Inc., and Comenity Bank and the Service Agreement, effective as of March 1, 2013, between the Servicer and Comenity Bank (collectively the “Servicing Agreement”) and (b) the Servicer’s performance under the Servicing Agreement.  Such review of the activities of the Servicer and the performance by the Servicer of its obligations under the Servicing Agreement has been made by persons under the direct supervision of the undersigned.

2.
To the best knowledge of the undersigned, based on my review of the Servicer’s performance under the Servicing Agreement, the Servicer has fulfilled all of its obligations under the Servicing Agreement in all material respects for the period beginning January 1, 2013 and ending December 31, 2013.

This report is delivered pursuant to Item 1123 of Regulation AB.

COMENITY SERVICING LLC

By:           /s/ Sallie Komitor
Name:   Sallie Komitor
Title:     President